Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

     We consent to the incorporation by reference in this Registration Statement of Genta Incorporated on Form S-3 of our report dated March 10, 2004, appearing in the Annual Report on Form 10-K of Genta Incorporated for the year ended December 31, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
April 1, 2004